Exhibit 16.1

August 13, 2015

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE: Tabacalera Ysidron, Inc.

File Ref No: 333-192060

We have read the statements of Tabacalera Ysidron, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated August 13, 2015 and agree with such statements as they pertain to our firm. We have read Item 4.01, captioned “Changes in Registrant’s Certifying Accountant,” of the Current Report on Form 8-K of Tabacalera Ysidron, Inc. and are in agreement with the statements therein as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Regards,

/s/ Liggett, Vogt & Webb, P.A.

Liggett, Vogt & Webb, P.A.

Certified Public Accountants